Exhibit 10.69

TERM LOAN NOTE

U.S. $5,000,000	October 25, 2000

FOR VALUE RECEIVED, the undersigned, Prospect Medical Holdings, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Imperial Bank, a California banking corporation (“Bank”) or holder the principal sum of $5,000,000, in lawful money of the United States, together with interest thereon in like lawful money, which interest shall be computed on the outstanding principal balance owing hereunder at the rate of interest provided below from the date hereof until paid in full.

This Term Loan Note (the “Note”) is referred to in the Amended and Restated Revolving Credit Agreement, date as of July 3, 1999, as amended, between Bank and Borrower (the “Credit Agreement”), to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The Credit Agreement, among other things, contains certain provisions for the acceleration of the maturity date hereof, the prepayment of the principal amount hereof, and for changes in the interest rate hereof upon the terms and conditions specified therein. All capitalized terms used, but not specifically defined herein, shall have the meanings ascribed thereto in the Credit Agreement.

Unless sooner due and payable under the provisions of the Credit Agreement, the principal amount of this Note shall be payable in thirteen (13) consecutive monthly installments. The first twelve (12) of such installments shall be payable on the twelfth (12th) day of each month hereafter, with the first such installment being due on November 12, 2000. The thirteenth (13th) and final installment shall be payable on November 3, 2001.  The first twelve (12) installments shall each be in the amount of $41,666, and the thirteenth (13th) installment shall be in the amount of the then unpaid principal balance of the Term Loan.

Borrower shall prepay this Note as provided in the Credit Agreement. All other prepayments may be made at Borrower’s option. All such prepayments shall be made without prepayment penalty or premium. All such prepayments shall be applied first to the satisfaction of any sums (other than principal or interest) owing by Borrower to Bank under the terms of the Credit Agreement, second, to accrued and unpaid interest due hereunder, and third to installments of principal hereof in inverse order of their maturity.

The unpaid principal balance hereof shall accrue interest at the Lending Rate; provided, however, if any payment of principal or interest due hereunder shall not be paid when due (whether at the stated maturity, by acceleration, or otherwise), including the any required prepayment, then, in addition to and not in substitution of Bank’s other rights and remedies, the entire unpaid principal balance hereof shall bear interest at the Lending Rate plus 5% until such overdue payment is paid in full. All computations of interest shall be calculated on the basis of a year of 360 days for actual days elapsed. In the event that the Prime Rate is, from time to time, changed, adjustment of the rate of interest payable hereunder shall be made as of 12:01 a.m.  (Pacific time) on the date of the effective change in the Prime Rate. All accrued, but unpaid interest on the unpaid principal balance hereof, shall be due and payable in arrears, on the twelfth.

(12th) day of each any every month, until the principal balance hereof is paid in full in cash, except that all then accrued and unpaid interest shall be due and payable in full, with the final installment payment of principal.

All payments in respect of this Note shall be made to Bank in accordance with Section 2.8 of the Credit Agreement.  Borrower authorizes and directs Bank (and Bank agrees) to deduct from the Collection Account, to the extent of any funds therein, an amount equal to any payments then due hereunder and apply such funds to those payments.

The principal and all accrued and unpaid interest thereon shall be due and payable in full on the Maturity Date, subject to earlier acceleration and/or mandatory prepayment as provided in the Credit Agreement. All payments received hereunder shall be applied first to the payment or reimbursement to Bank of the Bank’s Expenses and Fees, second to accrued interest, and third to the repayment of principal.

If any payment due hereunder is not paid in full when due, Borrower promises to pay all costs and expenses of collection and all attorney’s fees and expenses and court costs incurred by the holder hereof on account of such collection whether or not suit is filed thereon.

Borrower waives protest, diligence, presentment, demand for payment, notice of default or nonpayment, notice of dishonor and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note and to the fullest extent permitted by law, all rights to asset any statute of limitations to an action hereunder.

This Note is secured by the Liens granted to Bank under the Loan Documents.

This Note is executed under and shall be governed by and construed in accordance with the laws of the state of California without reference to conflicts of law principles in the state of California.

In any action brought under or arising out of this Note, Borrower hereby consents to the jurisdiction of any competent court within Los Angeles County, state of California, and consents to service or process by any means authorized by California law. Company hereby waives any

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right which Borrower may have to transfer or change the venue of any action brought by the holder of this Note.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first written above.

“BORROWER”
Prospect Medical Holdings, Inc.

By	/s/ R. Stewart Kahn
R. Stewart Kahn,
Executive Vice President